EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 25th day of May 2004, by and between CHICAGO MERCANTILE EXCHANGE INC. (“Employer” or “CME”), a Delaware Business Corporation, having its principal place of business at 20 South Wacker Drive, Chicago, Illinois, and David G. Gomach (“Employee”).

R E C I T A L S:

WHEREAS, Employer wishes to retain the services of Employee in the capacity of Managing Director, Chief Financial Officer, upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1.	Employment. Subject to the terms of the Agreement, Employer hereby agrees to employ Employee during the Agreement Term (as defined in Section 2 below) as Managing Director, Chief Financial Officer, and Employee hereby accepts such employment. Employee shall report to Employer’s Chief Executive Officer. The duties of Employee shall include, but not be limited to, the performance of all duties associated with executive oversight and management of Employer’s Finance Division.

On Tuesdays, Wednesdays and Thursdays of each work week during the Agreement Term, Employee shall perform his duties hereunder at Employer’s principal place of business in Chicago, Illinois or at such other place as business travel dictates; provided, however, that Employee may work from his home (or other suitable locations) on such days in the event he cannot travel to Chicago due to inclement weather or personal issues that make travel impracticable. On Mondays and Fridays of each work week during the Agreement Term, Employee shall perform his duties hereunder at mutually convenient times from his home (or other suitable locations) as necessary to fulfill his duties as Chief Financial Officer. Subject to the foregoing, Employee shall devote his business time, ability and attention to the business of Employer during the Agreement Term, as directed by the Chief Executive Officer.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Employee notifies Employer’s Board of Directors (“Board”) prior to his participating in any such activities and as long as the Board does not determine that any such activities interfere with or diminish Employee’s obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2.	Agreement Term. Employee shall be employed hereunder for a term commencing on May 24, 2004 and ending on December 31, 2005, unless sooner terminated in accordance with Section 6 below (“Agreement Term”).

3.	Compensation.

(a)	Base Salary. During the Agreement Term, Employer shall pay to Employee a base salary at a rate of not less than $320,000 per annum (“Base Salary”) payable in accordance with Employer’s normal payment schedule.

(b)	Bonuses. Subject to this Section 3(b) and Section 6, Employee shall be entitled to receive an annual bonus for 2004 (the “2004 Annual Bonus”). Employee shall be paid the 2004 Annual Bonus so long as he is employed by Employer on November 1, 2004; provided, however, that Employee shall nonetheless be entitled to receive the 2004 Annual Bonus if at anytime (x) Employee’s employment is terminated by Employer without Cause or (y) Employee terminates his employment for Good Reason (each as defined in Section 6 below). If Employee is employed on the date Employer customarily pays 2004 bonuses, he shall receive the 2004 Annual Bonus at such time. The amount of the 2004 Annual Bonus for which the Employee is eligible shall be determined by multiplying $370,673 by a fraction, where the numerator is the number of days elapsed from January 1, 2004 to the last day of the Employee’s employment with Employer (the “Termination Date”) and the denominator is 365 (in no case shall the fraction exceed 1). The 2004 Annual Bonus shall in no case be paid to Employee later than 30 days following the Termination Date and shall in all cases be paid in a single lump sum in cash. For 2005 and years thereafter, Employee shall be eligible to receive bonuses at the sole discretion of Employer.

(c)	Equity Awards. Subject to this Section 3(c) and Section 6, Employee shall be entitled, with respect to each equity award which has been granted to Employee prior to the date hereof which is not fully vested upon the Termination Date, to receive pro rata vesting on the Termination Date of a portion of the shares subject to such award that is subject to vesting during the vesting period in which the Termination Date occurs (the “Current Tranche”) so long as he is employed by Employer on November 1, 2004; provided, however, that Employee shall nonetheless be entitled to receive the pro rata vesting of each Current Tranche if Employee’s employment is terminated at anytime (x) by Employer without Cause or (y) Employee terminates his employment for Good Reason (each as defined in Section 6 below). Subject to this Section 3(c), Employee shall be entitled to a number of shares of each Current Tranche (and no other tranche) that would have vested following the Termination Date on the next vesting date for such tranche equal to the number of shares subject to the Current Tranche multiplied by a fraction, the numerator of which shall be the number of days elapsed to the Termination Date since the date the previous tranche of the award vested and the denominator of which shall be 365 (e.g., certain stock options vested on May 7, 2004 and the next tranche of such award shall vest on May 7, 2005. If Employee’s Termination Date was January 1, 2005, the numerator would be the number of days elapsed from May 7, 2004 to January 1, 2005 and the denominator would be 365). The terms and conditions of any additional equity grants made to Employee after the date hereof shall be detailed in the applicable award agreement. For the avoidance of doubt, Exhibit A hereto lists each equity grant held by Employee which is not fully vested as of the date hereof, the vesting dates for such grants and the applicable tranches.

(d)	Stock Option Exercise Period and Exercise Methods. Notwithstanding anything to the contrary in any Employer plan or any underlying stock option agreement, Employee shall have 2 years from the Termination Date to exercise any vested CME stock options he then holds (including stock options that vest pursuant to Section 3(c)); provided, however, that in no case shall such extension extend the maximum term of any CME stock option. Employer shall permit Employee to exercise vested CME stock options by tendering previously acquired CME shares (so long as such shares have been held by Employee for at least six months if such shares were acquired from CME) or by having Employer withhold CME shares otherwise issuable in respect of such awards. Similarly, the Employee shall be permitted to satisfy the minimum statutorily required tax withholding obligations in respect of CME stock options and CME restricted stock by tendering previously acquired CME shares (so long as such shares have been held by Employee for at least six months if such shares were acquired from CME) or by having Employer withhold CME shares otherwise issuable in respect of such awards.

4.	Benefits.

(a)	Employee shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with Employer’s policies for executives in effect from time to time.

(b)	Between May 24, 2004 and December 31, 2004, Employee shall be entitled to four (4) work weeks (i.e., 12 days) of vacation time in addition to any otherwise accrued but unused vacation time, three (3) weeks of which may be used during the period from June 21, 2004 to July 16, 2004; provided that Employee shall be reasonably available during those three (3) weeks to assist Employer with closing the books for the fiscal quarter ending June 30, 2004, releasing its earnings report, meeting with Employer’s audit committee and preparing for Employer’s earnings conference call.

5.	Expense Reimbursement.

(a)	During the Agreement Term, Employer shall reimburse Employee, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

(b)	During the Agreement Term, Employer will pay directly or reimburse Employee for (i) round trip airfare between Appleton, Wisconsin and Chicago, Illinois in connection with Employee’s weekly commute (which currently costs approximately $260.00 per roundtrip) and ground transportation costs between the airport and Employer’s Chicago office; or (ii) use of his personal car in connection with his weekly commute from Appleton, Wisconsin to Chicago, Illinois at the Internal Revenue Service allowable rate, which is currently 37.5 cents per mile, and costs for parking at Employer’s headquarters.

(c)	Commencing as of July 1, 2004 and continuing until the end of the Agreement Term, Employer will pay directly or reimburse Employee, up to a total of $3000.00 per month, for the rental of a furnished one bedroom apartment in the Chicago metropolitan area, including parking (or other similar accommodations). Prior to executing a lease for any such apartment, Employee shall provide a copy of the lease to Employer for its consent which will not be unreasonably withheld.

(d)	Employer shall provide Employee with a full tax gross-up to make him whole to the extent that expenses paid to Employee pursuant to this Section 5 are taxable to him.

6.	Termination.

(a)	Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Employee is entitled upon his death, in accordance with the terms of the plans and programs of CME. In the event Employee’s employment terminates pursuant to this Section 6(a) after September 1, 2004, his estate or beneficiary shall also be entitled to the bonus and award vesting specified in Section 3(b) and 3(c) of this Agreement.

(b)	Disability. Employer may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. The date of such notice shall be the Termination Date. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary, and other employee benefits to which Employee is entitled upon his termination hereunder, in accordance with the terms of the plans and programs of CME. In the event of any dispute regarding the existence of Employee’s disability hereunder, the matter shall be resolved as follows: (i) by the determination of a physician selected by the Chief Executive Officer of Employer; (ii) Employee shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (iii) in such event, a physician selected by agreement of the Employee and the Chief Executive Officer of Employer will make the final determination. The Employee shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder. In the event Employee’s employment terminates pursuant to this Section 6(b) after September 1, 2004, he shall also be entitled to the bonus and award vesting specified in Section 3(b) and 3(c) of this Agreement.

(c)	Cause. Employer may, at its option, terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	any refusal by Employee to perform his duties and responsibilities under this Agreement, as determined after investigation by the Board. Employee, after having been given written notice by Employer, shall have seven (7) days to cure such refusal;

(ii)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Employee, as determined after investigation by the Board, or Employee’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(iii)	any gross negligence or willful misconduct of Employee resulting in a financial loss or liability to Employer or damage to the reputation of Employer, as determined after investigation by the Board;

(iv)	any breach by Employee of any one or more of the covenants contained in Section 7 (including Exhibit C hereto) and 8 hereof;

(v)	any violation of any rule, regulation or guideline imposed by CME or a regulatory or self regulatory body having jurisdiction over Employer, as determined after investigation by the Board.

The exercise of the right of CME to terminate this Agreement pursuant to this Section 6(c) shall be made in writing and shall not abrogate any other rights or remedies of CME in respect of the breach giving rise to such termination.

If Employer terminates Employee’s employment for Cause, Employee shall be entitled to accrued Base Salary through the Termination Date and other employee benefits to which Employee is then entitled, in accordance with the terms of the plans and programs of CME. The Termination Date shall be the date of the written notice to Employee given pursuant to the preceding paragraph. Upon termination for Cause, Employee will forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of CME.

(d)	Termination Without Cause. Upon 30 days prior written notice to Employee, Employer may terminate this Agreement for any reason other than a reason set forth in sections (a), (b) or (c) of this Section 6. If, prior to September 1, 2004, Employer terminates the employment of Employee hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6 and provided that, subject to subsection (g) below, Employee and Employer both execute the release agreement in the form attached hereto as Exhibit B (the “Release Agreement”):

(i)	Employee shall be entitled to receive (i) accrued Base Salary through the Termination Date, (ii) other employee benefits to which Employee is then entitled, in accordance with the terms of the plans and programs of Employer; and (iii) the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement; and

(ii)	a one time cash lump sum severance payment equal to 24 months of his Base Salary, as defined herein, as of Termination Date.

If, on or after September 1, 2004, Employer terminates the employment of Employee hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6, and provided that, subject to subsection (g) below, Employee and Employer both execute the Release Agreement, then Employee shall be entitled to receive (i) accrued Base Salary through the Termination Date, and (ii) other employee benefits to which Employee is then entitled, in accordance with the terms of the plans and programs of Employer. If Employer terminates the employment of Employee pursuant to this Section 6(d), Employee shall also be entitled to the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement.

(e)	Voluntary Termination. Upon 60 days prior written notice to CME (or such shorter period as may be permitted by CME) (the end of such 60-day period or such shorter period shall be the Termination Date), Employee may voluntarily terminate his employment with CME prior to the end of the Agreement Term for any reason. If Employee voluntarily terminates his employment pursuant to this Section 6(e), and provided that, subject to subsection (g) below, Employee and Employer both execute the Release Agreement, he shall be entitled to receive (i) accrued Base Salary through the Termination Date; (ii) other employee benefits to which Employee is then entitled, in accordance with the terms of the plans and programs of CME and as otherwise set forth herein; and (iii) the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement to the extent he has satisfied the requirements thereunder.

(f)	Resignation with Good Reason. Employee may, at his option, resign from his employment under this Agreement for Good Reason by written notice to the Company without providing the 60 days prior written notice as required by Section 6(e) at the end of the cure period referred to herein. The Termination Date shall be the date of such notice. As used in this Agreement, the term “Good Reason” shall mean a breach of this Agreement by Employer or a material and adverse change in Employee’s duties and responsibilities, in either case that is not cured by Employer within fifteen (15) days after receipt of written notice from Employee specifying the alleged breach or change. If Employee resigns with Good Reason and provided that, subject to subsection (g) below, Employee and Employer both execute the Release Agreement, then Employee shall be entitled to receive (i) accrued Base Salary through the Termination Date; (ii) other employee benefits to which Employee is then entitled, in accordance with the terms of the plans and programs of Employer and (iii) the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement.

(g)	Release Agreement. Employer shall execute the Release Agreement unless Employer reasonably believes that executing such Release Agreement would be inconsistent with its fiduciary duties to its stockholders under applicable law. In the event Employer executes the Release Agreement, Employee must also execute the Release Agreement as a condition to the receipt of the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement and the amount set forth in Section 6(d)(ii) of this Agreement. In the event Employer elects to not execute the Release Agreement, Employee shall not be required to execute the Release Agreement and shall nonetheless be entitled, subject to the other terms and conditions of this Agreement, to the receipt of the bonus and award vesting specified in Section 3(b) and Section 3(c) of this Agreement and the amount set forth in Section 6(d)(ii) of this Agreement.

7.	Confidentiality, Non-Competition and Non-Solicitation. Upon execution of this Agreement, Employee shall also execute the Confidentiality, Non-Competition and Non-Solicitation Agreement, in the form attached hereto as Exhibit C, which shall be incorporated by reference herein and be made a part hereof.

8.	Non-Disparagement. Employee will not make any comments to any third parties relating to Employer, or any of its officers or directors, that are critical, derogatory or which may tend to injure the reputation or business of Employer or any of its officers or directors. Employer will instruct its officers and directors not to make any comments to any third parties relating to Employee that are critical, derogatory or which may tend to injure the reputation or business of Employee. Nothing in this Agreement shall limit in any manner whatsoever the ability of Employer or Employee to provide truthful and complete information as may be required by any court or requested by any governmental agency.

9.	Survival. To the extent necessary to effectuate the terms of this Agreement (including Exhibits hereto), terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.

10.	Restriction on Sale of CME Securities. Until the later of December 4, 2004 or three months following his Termination Date, Employee shall not sell, transfer, encumber, assign or otherwise dispose of, or agree to sell, transfer, encumber, assign or otherwise dispose of, any CME equity securities or any derivative CME equity securities. Notwithstanding the foregoing, Employee shall be permitted to sell shares of CME common stock solely to the extent necessary to enable him to (i) exercise CME stock options he holds and (ii) satisfy the statutorily required minimum withholding taxes that arise in connection with any such stock option exercise. Notwithstanding the foregoing, after December 31, 2005, Employee shall not be subject to the restrictions imposed by the first sentence of this Section 10.

11.	Claw Back for Violation of Restrictive Covenants. If Employee breaches Section 7 (including Exhibit C hereto, but excluding the provisions thereof relating to confidentiality) and 8 of this Agreement, Employee (or, if applicable, his beneficiaries or estate) shall promptly, at Employer’s request (i) sell back to Employer all Acquired Shares (as defined below) held by Employee (or, if applicable, his beneficiaries or estate) as of the date of such breach, for a per share price equal to the price paid by Employee to acquire such shares, and (ii) to the extent such Acquired Shares have previously been sold or otherwise disposed of by Employee, other than by reason of death (or, if applicable, by his beneficiaries or estate), repay to Employer the excess of (x) the aggregate fair market value of such Acquired Shares calculated based on the applicable closing share price of the

Company’s common stock on the date of such sale or disposition over (y) the aggregate exercise price of such Acquired Shares. For purposes of this Section 11, (A) the amount of the repayment described herein shall not be affected by whether Employee (or, if applicable, his beneficiaries or estate) actually received such fair market value with respect to such sale or other disposition, and (B) repayment may, without limitation, be effected, at the discretion of Employer, by means of offset against any amount owed by Employer to Employee (or, if applicable, his beneficiaries or estate). For purposes of this Agreement, “Acquired Shares” shall mean shares of Company common stock that were acquired upon exercise of any stock options granted to Employee by Employer that became vested as a result of Section 3(c) hereof. In addition, if Employee breaches Section 7 (including Exhibit C hereto, but excluding the provisions thereof relating to confidentiality) and 8 of this Agreement he shall, at Employer’s request, promptly repay the 2004 Annual Bonus.

12.	Arbitration. Except with respect to Sections 7 (including Exhibit C hereto) and 8, any dispute or controversy between CME and Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a)	Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

(b)	State and federal laws contain statues of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)	If Employee seeks arbitration, Employee shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d)	The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Employee may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f)	Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of CME and Employee.

13.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

If to CME, to:

Craig S. Donohue

President and Chief Executive Officer

Chicago Mercantile Exchange

30 S. Wacker

Chicago, IL 60606

(312) 930-8275

If to Employee, to:

David G. Gomach

600 East Carrington Lane

Appleton, WI 54913

14.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Withholding. Notwithstanding any other provision of this Agreement, the Employer may withhold from amounts payable under this Agreement all amounts authorized or required to be withheld, including, without limitation, federal, state, local and foreign taxes.

16.	Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, but not limited to, the Employment Agreement between Employee and Employer dated as of July 10, 2003. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties. Employee acknowledges that each of the parties has participated in the preparation of this Agreement and for purposes of principles of law governing the construction of the terms of this Agreement, no party shall be deemed to be the drafter of the same.

17.	Successors and Assigns. This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by CME and its successors and assigns.

18.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

19.	Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Chicago Mercantile Exchange Inc.		David G. Gomach

By:	/s/ Craig S. Donohue	/s/ David G. Gomach
Date:	July 14, 2004	Date: July 14, 2004

EXHIBIT A

UNVESTED EQUITY GRANTS

Stock Options

•	Stock Options covering 100,000 shares were granted to Employee on May 7, 2001 with a per share exercise price of $22. This stock option is fully vested except with respect to 20,000 shares which are scheduled to vest May 7, 2005.

•	Stock Options covering 8,900 shares were granted to Employee on June 6, 2003 with a per share exercise price of $63.01. 1,780 shares underlying the stock option are scheduled to vest on June 6, 2004 and on each of the next four anniversaries of such date.

Restricted Stock

•	1,300 shares of restricted stock were granted to Employee on June 6, 2003. 260 restricted shares are scheduled to vest on June 6, 2004 and on each of the next four anniversaries of such date.

A-1

EXHIBIT B

RELEASE AGREEMENT

For good and valuable consideration, CHICAGO MERCANTILE EXCHANGE INC. (“CME” or the “Company”), a Delaware Business Corporation, having its principal place of business at 20 South Wacker Drive, Chicago, Illinois, and David G. Gomach (the “Employee”) hereby agrees to the terms of this agreement (this “Release Agreement”) on the date indicated below:

1. Consideration. Subject to the Restated Employment Agreement between the Company and the Employee, effective as of May 25, 2004 (the “Amended and Restated Employment Agreement”) becoming effective and subject to this Release Agreement becoming effective as set forth in Paragraph 4 below, the Employee shall become entitled to receive the payments and benefits set forth in Sections 3(b), 3(c), 6(d) or 6(f) of the Amended and Restated Employment Agreement.

2. Release.

(a) The Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases CME and its parents, subsidiaries, divisions and affiliates, together with their respective benefit plans (and their sponsors, fiduciaries and administrators), owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “CME Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Employee or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever (i) from the beginning of time to the date of this Agreement or (ii) relating to his employment with CME or termination thereof. This release includes, without limitation, all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Federal Civil Rights Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the Cook County Human Rights Ordinance. Nothing in this Paragraph 1(a) shall be deemed to release the Employee’s rights to: (i) any vested benefits under any plans maintained by the CME Releasees, (ii) indemnification as set forth in the Company’s by-laws, (iii) enforce the terms of Sections 6(d), 6(e), 6(f) or 8 of the Amended and Restated Employment Agreement, or (iv) enforce the terms of this Release Agreement.

(b) The Employee acknowledges and agrees that CME has fully satisfied any and all obligations owed to the Employee arising out of the Employee’s employment with CME, and no further sums are owed to the Employee by CME or by any of the other CME Releasees, except as expressly provided in Sections 6(d), 6(e) and 6(f) of the Amended and Restated Employment Agreement, to the extent applicable, and this Release Agreement.

(c) The Employee represents that he currently has no complaints, charges or lawsuits pending against CME or any of the other CME Releasees. The Employee further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against CME or any of the other CME Releasees arising out of any of the matters released in this Paragraph 2.

(d) CME on behalf of itself and its parents, subsidiaries, divisions and affiliates hereby irrevocably and unconditionally release the Employee, his heirs, executors, administrators, successors and assigns (collectively, the “Employee Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which CME and the other CME Releasees ever had, now have or hereafter can, will or may have (either directly or indirectly) by reason of any matter, fact or cause whatsoever (i) from the beginning of time to the date of this Agreement or (ii) arising out of, or relating to, the Employee’s employment and/or the end of his employment with CME; provided, however, CME expressly does not release or discharge the Employee from any claims, rights, demands, debts, dues, sums of money, accounts, complaints, actions and causes of action which are based upon acts or omissions that involve fraud or violation of applicable law. Notwithstanding the foregoing, nothing in this Paragraph 1(d) shall impair CME’s right to seek enforcement of this Release Agreement or the covenants set forth in the Confidentiality, Non-Complete and Non-Solicitation Agreement attached to the Amended and Restated Employment Agreement or Section 8, 10 or 11 of the Amended and Restated Employment Agreement.

3. Consultation with Attorney/Voluntary Agreement. The Employee acknowledges that (a) CME has advised the Employee of his right to consult with an attorney prior to executing this Release Agreement, (b) the Employee has carefully read and fully understands all of the provisions of this Release Agreement, and (c) the Employee is entering into this Release Agreement, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration, including the obligations of CME under the Agreement.

4. Consideration & Review & Revocation Period.

(a) The Employee acknowledges and agrees that he is receiving consideration, in addition to those payments and benefits to which he is otherwise entitled, in exchange for his consent to this Release Agreement.

(b) The Employee acknowledges that he has at least twenty-one (21) calendar days to consider the terms of this Release Agreement, although he may sign it sooner.

(c) The Employee will have seven (7) calendar days from the date on which he signs this Release Agreement to revoke his consent to the terms of this Release Agreement. Such revocation must be in writing and must be addressed as follows: Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, Chicago Mercantile Exchange Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by the Employee, this Release Agreement shall not become effective and the Employee shall not have any rights under Sections 3(b), 3(c), 6(d) or 6(f) of the Amended and Restated Employment Agreement.

(d) Provided that the Employee does not revoke this Release Agreement, this Release Agreement shall become effective on the eighth calendar day after the date on which the Employee signs this Release Agreement.

5. No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by CME, any of the other CME Releasees, Employee or any of the other Employee Releasees.

6. Assignment. This Release Agreement is personal to the Employee and may not be assigned by the Employee. This Release Agreement is binding on, and will inure to the benefit of, CME and the other CME Releasees, together with their successor and assigns.

7. Enforceability. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

8. Governing Law; Jurisdiction. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws. The state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Release Agreement.

9. Entire Agreement. This Release Agreement and the Amended and Restated Employment Agreement set forth the entire understanding between the Employee and CME and supersede all prior agreements, representations, discussions, and understandings concerning their subject matter. The Employee represents that, in executing this Release Agreement, the Employee has not relied upon any representation or statement made by CME or any other CME Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise.

IN WITNESS WHEREOF, the Employee has executed this Release Agreement on the date indicated below.

Chicago Mercantile Exchange Inc.	David G. Gomach

By:

Date:	Date:

EXHIBIT C

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement”), is made and entered into this 25th day of May 2004, by and between David G. Gomach (“Employee”) and CHICAGO MERCANTILE EXCHANGE INC. (“Employer” or “CME”), a Delaware Corporation, having its principal place of business at 20 South Wacker Drive, Chicago, Illinois.

R E C I T A L S:

WHEREAS, Employee is employed by CME in the capacity of Chief Financial Officer;

WHEREAS, in performing the job functions of Chief Financial Officer, and any subsequent executive or managerial position, Employee has had, and will continue to have, personal contact with CME customers, business partners, and employees, and Employee has had, and will continue to have, access to CME confidential, proprietary and trade secret information;

WHEREAS, CME has a legitimate business interest in maintaining its customer and employee relationships and protecting its confidential, proprietary and trade secret information from disclosure, and Employee acknowledges CME’s legitimate interests in protecting these relationships and this information;

WHEREAS, Employee is eligible to receive equity in CME pursuant to the Amended and Restated Omnibus Stock Plan and, as a condition to Employee’s continued eligibility to receive such equity and Employee’s continued employment with CME, Employee agrees to accept certain restrictions on Employee’s activities both during and after employment with CME which protect CME’s legitimate interests in its customer and employee relationships and confidential, proprietary and trade secret information;

NOW, THEREFORE, in consideration of such employment, the benefits pertaining thereto, and other mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Confidential Information.

a. Employee acknowledges that the successful development and marketing of CME’s services and products, including CME’s trading programs and systems, current and potential customer and business relationships, and business strategies and growth and development plans requires substantial effort and expense. Such efforts generate for CME valuable and proprietary information (“Confidential Information”), which gives CME a business advantage over others who do not have such information. Confidential Information includes, but is not limited to, trade secrets; business plans and proposals; prospect and customer lists; trading methodologies; marketing plans, systems and programs; training materials; research data bases; computer software; and other technical, business, and financial information of CME not generally known to the public. Employee further acknowledges that during Employee’s employment by the Company,

Employee’s duties will expose Employee to Confidential Information, and Employee understands and acknowledges that each and every component of the Confidential Information constitutes a protectible business interest of the Company.

b. Throughout Employee’s employment with the Company and at all times thereafter: (i) Employee will hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all CME policies protecting the Confidential Information; (ii) Employee will not, directly or indirectly, utilize, disclose, or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Employee’s duties during Employee’s employment with CME; and (iii) if Employee learns that any person or entity is taking or threatening to take any action which would compromise any Confidential Information, Employee will promptly advise CME of all facts concerning such action or threatened action.

c. If Employee receives any subpoena or becomes subject to any legal obligation that might require Employee to disclose Confidential Information, Employee will provide prompt written notice of that fact to CME, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that CME objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Employee agrees to not disclose any Confidential Information while any such objection is pending. If, in the absence of a protective order or other remedy or the receipt of a waiver of compliance with this agreement by CME, Employee is nonetheless, in the written opinion of his counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Employee may disclose to such tribunal only that portion of the Confidential Information which such counsel advises Employee is legally required to be disclosed, provided that Employee exercises all reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with CME to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the Confidential Information by such tribunal.

d. At the request of CME (or, without any request, upon termination of Employee’s employment with the Company for any reason), Employee will immediately deliver to CME (i) all property of the Employer that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware (including but not limited to any hard drives, diskettes, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that Employee has relating to the Company (whether those materials are in paper or computer-stored form), and (ii) any and all documents or other items containing, summarizing, or describing any Confidential Information, including all originals and copies.

2. Non-Competition. For a period of one (1) year following the termination of Employee’s employment with CME for any reason, the Employee will not (i) be employed in an executive or managerial capacity by, or (ii) provide, whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Employee to CME during Employee’s employment with CME to, any derivatives exchange or clearing house. Employee acknowledges that the restrictions contained in this Paragraph 2 are necessary to protect CME’s legitimate interests in its Confidential Information and customer relationships.

3. Non-Solicitation of Employees. Employee agrees that during the term of this Agreement and for a period of one (1) year following the termination of his employment with CME for any reason, Employee shall not employ, retain, solicit, for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave CME’s employment or service, any person who is employed or otherwise engaged by CME at any time during the one-year period ending on Employee’s last day of employment with CME. Employee acknowledges that Employer invests a substantial amount of time and money in recruiting and training, and shares Confidential Information with, its employees. Employee further acknowledges that the restrictions contained in this Paragraph 3 are necessary to protect CME’s legitimate interests in its Confidential Information and employee relationships.

4. Assignment of Inventions.

a. During and after Employee’s employment with CME, Employee will promptly disclose, assign and transfer to CME any right, title or interest in any inventions, designs, discoveries, works of authorship, creations, developments, improvements or software (collectively, “Inventions”), that Employee may have or acquire, in whole or in part, as a result of Employee’s employment by CME. This obligation applies to any Inventions that relate to CME’s business, whether or not the Inventions are created, originated, developed or conceived of by Employee solely or jointly with others, or during business hours or on personal time, and whether or not the Inventions are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. Employee will transfer such Inventions free of all encumbrances and restrictions, and promptly take any action, including executing and delivering any documentation, deemed necessary by CME to effectuate the transfer or prosecution of ownership rights in the United States and any other country as CME may request.

b. Notwithstanding anything else in this Agreement, Employee understands that Paragraph 4.a. shall not apply to general know how or to an invention for which no equipment, supplies, facility or trade secret information of CME was used and which was developed entirely on Employee’s own time, unless the invention (i) relates to the business of CME or CME’s actual or demonstrably anticipated research or development or (ii) results from any work Employee performs or has performed for CME.

c. Employee acknowledges that any computer programs, documentation, works of authorship or other copyrightable works that Employee creates in whole or in part during Employee’s employment with CME shall: (i) be considered “works made for hire” under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101; (ii) be considered part of the Confidential Information; and (iii) be covered by Paragraph 1 above.

5. Enforcement.

a. Employee agrees that given the nature of CME’s business, the scope and duration of the restrictions contained Paragraphs 1 through 5 of this Agreement are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that any breach or threatened or anticipated breach of any part of Paragraphs 1 through 4 of this Agreement will result in irreparable harm and continuing damage to CME, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to CME, Employee agrees that CME shall be entitled to seek and obtain an injunction or injunctions, without bond or other security, to prevent any breach or threatened or anticipated breach of any such section. Employee agrees to reimburse CME for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in connection with the enforcement of its rights under this Agreement.

b. If any part of this Agreement is held void, illegal, or unenforceable, or in conflict with any applicable law, every other term of this Agreement shall remain valid and fully enforceable. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified. CME and

Employee recognize and agree that this Agreement is not intended to restrict Employee’s activities in violation of Rule 5.6 of the Illinois Rules of Professional Conduct or any similar rule of another state or court, and if any court refuses to enforce any part of this Agreement as written because that part is deemed to violate Rule 5.6 or any such similar rule, the court shall modify that part to the minimum extent necessary to make it fully enforceable as to any and all activities not covered by such rule.

6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Paragraph 6) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Paragraph 6), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Paragraph 6:

If to CME, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-8275

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Employee, to:

David G. Gomach

600 East Carrington Lane

Appleton, WI 54913

(920) 731-0537

7. Entire Agreement. This Agreement, together with Section 11 of the Amended and Rested Employment Agreement between Employee and Employer, dated as of May 25, 2004, constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties.

8. Successors and Assigns. This Agreement shall be enforceable by CME and its successors and assigns.

9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws. The state courts of Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement.

10. Waivers. The failure of Employer at any time or times to enforce this Agreement shall in no manner affect its right at a later time to enforce the same. No waiver by Employer of any provision or of any breach of any covenant in this Agreement shall be effective unless in writing signed by the Chief Executive Officer of CME, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such provision or breach in other instances or a waiver of any other provision or breach of any other provision or covenant.

11. Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

12. Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Chicago Mercantile Exchange Inc.	David G. Gomach

By:
Its:
Date:	Date: